UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 1, 2007

REDPOINT BIO CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

7 Graphics Drive

Ewing, New Jersey 08628

 (Address of Principal Executive Offices)

(609) 637-9700

Registrant’s Telephone Number, Including Area Code:

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2007, Redpoint Bio Corporation (the “Company”) announced the appointment of Scott A Siegel, Ph.D., as the Company’s Vice President of Corporate Development.  There was no arrangement or understanding between Dr. Siegel and any other persons pursuant to which Dr. Siegel was appointed Vice President of Corporate Development.

The Company and Dr. Siegel entered into an Employment Letter, dated as of September 10, 2007 (the “Employment Agreement”). The term of the Employment Agreement commenced on October 1, 2007 and does not have an expiration date, as Dr. Siegel’s employment with the Company is “at will” and not for any specified period of time.  The material terms of the Employment Agreement are set forth below.

•      Base Salary:  Pursuant to the Employment Agreement, the Company will pay Dr. Siegel a base salary of $220,000 per year, payable in equal bi-monthly installments (the “Base Salary”).  The Base Salary may be adjusted annually by the Company’s Board of Directors (the “Board”) beginning in January 2008, consistent with Dr. Siegel’s performance and the Company’s policy regarding adjustments in officer compensation established from time to time by the Board.

•      Bonuses:  The Company shall pay Dr. Siegel a cash bonus of up to thirty percent (30%) of his Base Salary, to be decided by the Board in its sole discretion based on Dr. Siegel’s contribution and the Company’s performance.  Dr. Siegel shall also receive a signing bonus of $55,000 payable in 3 separate installments as follows: $25,000 within 10 days of commencement of employment, $15,000 on January 1, 2008 and $15,000 within 10 days of the first anniversary of Dr. Siegel’s employment with the Company.

•      Stock Options:  Pursuant to the Employment Agreement, the Company will recommend that the Board grant Dr. Siegel, effective as of the first Board meeting after his date of hire, options to purchase an aggregate number of 500,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the underlying common stock on the date of grant.  The options will likely vest at the rate of 25% after the first year and on a monthly basis for the following 3 years (1/48 of the original grant amount per month).  Such option grants will have a term of 10 years.

•      Severance:  If Dr. Siegel’s employment is terminated by the Company “Without Cause” (as defined in the Employment Agreement), then he will continue to receive his Base Salary (based on his Base Salary prevailing at the time of termination), benefits and the vesting of stock options for twelve (12) months from the date of such termination of his employment.  If Dr. Siegel’s employment is terminated for “Cause” (as defined in the Employment Agreement) or he resigns at any time, then he would only be paid all salary and benefits through the date of termination of his employment with the Company.  Also, immediately upon a Change of Control (as defined in the Employment Agreement), regardless of whether or not Dr. Siegel shall have voted for such Change of Control as a stockholder or consented thereto in writing, all of his unvested options shall immediately vest and become exercisable.

The description of the Employment Agreement above is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

As Vice President of Corporate Development of the Company, Dr. Siegel, 50 years old, will serve at the pleasure of the Board.  Prior to joining the Company, Dr. Siegel spent eight years with Johnson &

Johnson, most recently as Worldwide Strategic Marketing New Business Development Director, with responsibility for commercial review of global oncology therapeutics licensing opportunities.  In this capacity, he lead the establishment of a worldwide business case for deals by creating and leading cross-functional assessment teams consisting of Johnson & Johnson affiliates located across the globe.  Before that, Dr. Siegel served in various positions, including Executive Director, New Business Development and Senior Director, at Ortho Biotech Products, L.P., also a Johnson & Johnson affiliate.  While there, Dr. Siegel was responsible for new business development strategy and technology assessment with a focus in the areas of drug delivery and lifecycle management, among others.  While at Ortho Biotech he lead or played a key role in the transaction and execution of several licensing agreements with US and international business partners.  Earlier in his career, Dr. Siegel served as Senior Director, Preclinical Research and Product Development for Phytera, Inc.; Associate Director, Immunobiology Research and Development for Centocor, Inc., and; Section Leader, Immunodiagnostics Department at Becton Dickinson and Company.  He also served, from 1988 to 1995, as Adjunct Associate Professor of Microbiology at the University of Pennsylvania, School of Dental Medicine.

Dr. Siegel earned his Bachelor of Science degree from the State University of New York, College at New Paltz, where he majored in biology.  Dr. Siegel also earned a Ph.D. in biochemistry from the State University of New York, Downstate Medical Center and completed his postdoctoral studies in the Department of Pharmacology at Yale University School of Medicine.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated September 10, 2007, by and between Redpoint Bio Corporation and Scott Siegel, Ph.D.

99.1	Press Release dated October 1, 2007, titled “Redpoint Bio Names Scott Siegel, Ph.D. as Vice President of Corporate Development.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION

Dated: October 3, 2007

	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	Chief Financial Officer, Treasurer
and Secretary